Exhibit 2.1

STOCK PURCHASE AGREEMENT

Dated as of October 21, 2010

by and among

IBERDROLA ENERGÍA, S.A.,

TPS DE ULTRAMAR LTD.

and

EDP – ENERGIAS DE PORTUGAL, S.A.

as Sellers,

and

EMPRESAS PÚBLICAS DE MEDELLÍN E.S.P.

and

EPM INVERSIONES S.A.

as Purchasers

ii

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of October 21, 2010, is by and among IBERDROLA ENERGIA, S.A., a corporation organized under the laws of the Kingdom of Spain (“Iberdrola”), TPS DE ULTRAMAR LTD., a company organized under the laws of the Cayman Islands (“TPS”), and EDP – ENERGIAS DE PORTUGAL, S.A., sociedade aberta, a corporation organized under the laws of Portugal (“EDP”, and together with Iberdrola and TPS, the “Sellers” and each a “Seller”), and Empresas Públicas de Medellín E.S.P., an Empresa de Servicios Públicos organized under the laws of Colombia (“EPM”) and EPM Inversiones S.A., a corporation organized under the laws of Colombia (“EPM Inversiones”, and together with EPM, the “Purchasers” and each a “Purchaser”). Certain capitalized terms used in this Agreement shall have the meanings set forth in Section 9.13.

RECITALS

WHEREAS, Iberdrola is the record and beneficial owner of 559,135,081 shares of capital stock of Distribución Eléctrica Centroamericana Dos (II), S.A., a sociedad anónima organized under the laws of Guatemala (the “Company”), which represents 49% of the share capital of the Company (the “Iberdrola Shares”);

WHEREAS, TPS is the record and beneficial owner of 342,327,600 shares of capital stock of the Company, which represents 30% of the share capital of the Company (the “TPS Shares”);

WHEREAS, EDP is the record and beneficial owner of 239,629,320 shares of capital stock of the Company, which represents 21% of the share capital of the Company (the “EDP Shares”, and together with the Iberdrola Shares and the TPS Shares, the “Acquired Company Shares”);

WHEREAS, the Acquired Company Shares represent 100% of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Company owns, directly or indirectly, such number of the issued and outstanding shares of capital stock of the companies identified in Section 4.3(a) of the Disclosure Schedule (the “Subsidiaries”, and together with the Company, the “Acquired Entities”) as is set forth on Section 4.3(a) of the Disclosure Schedule; and

WHEREAS, pursuant to the terms and conditions set forth herein, the Sellers desire to sell and transfer to the Purchasers, and the Purchasers desire to buy from the Sellers, all of the Acquired Company Shares.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, each Seller and each Purchaser hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE SHARES

Section 1.1 Sale and Purchase of the Shares. Subject to the terms and conditions set forth herein, at the Closing, for the full amount of the consideration specified in Section 2.1:

(a) Iberdrola will sell, assign, convey, transfer and deliver to EPM, and EPM will purchase and acquire from Iberdrola, the Iberdrola Shares except for 80 (eighty) shares which will be acquired by EPM Inversiones;

(b) Iberdrola will sell, assign, convey, transfer and deliver to EPM Inversiones, and EPM Inversiones will purchase and acquire from Iberdrola 80 (eighty) of the Iberdrola Shares;

(c) TPS will sell, assign, convey, transfer and deliver to EPM, and EPM will purchase and acquire from TPS, the TPS Shares; and

(d) EDP will sell, assign, convey, transfer and deliver to EPM, and EPM will purchase and acquire from EDP, the EDP Shares.

ARTICLE II

CLOSING

Section 2.1 Purchase Price. In consideration for the sale, assignment, conveyance, transfer and delivery of the Iberdrola Shares, the TPS Shares and the EDP Shares, (i) EPM will pay to Iberdrola at the Closing, by wire transfer of immediately available U.S. dollars to the payee and account designated by Iberdrola, an amount equal to two hundred ninety six million four hundred forty nine thousand nine hundred fifty seven dollars and fifty eight cents (U.S.$296,449,957.58), (ii) EPM Inversiones will pay to Iberdrola at the Closing, by wire transfer of immediately available U.S. dollars to the payee and account designated by Iberdrola, an amount equal to forty two dollars and forty two cents (U.S.$42.42), (iii) EPM will pay to TPS at the Closing, by wire transfer of immediately available U.S. dollars to the payee and account designated by TPS, an amount equal to one hundred eighty one million five hundred thousand dollars (U.S.$181,500,000.00) and (iv) EPM will pay to EDP at the Closing, by wire transfer of immediately available U.S. dollars to the payee and account designated by EDP, an amount equal to one hundred twenty seven million fifty thousand dollars (U.S.$127,050,000.00) (the sum of such amounts payable to the Sellers is referred to herein as the “Purchase Price”).

Section 2.2 Share Delivery.

(a) At the Closing, Iberdrola will deliver or cause to be delivered to the Purchasers the following:

(i) certificates representing the 513,491,321 Class A shares and 45,643,680 Class D shares of the Company, duly endorsed for transfer in favor of EPM;

(ii) certificate representing 80 Class A shares of the Company duly endorsed for transfer in favor of EPM Inversiones;

(iii) copy of written instructions to the Board of Directors of the Company to effect the transfer of record ownership in the share registry of the Company from Iberdrola to the Purchasers of the Iberdrola Shares (the “Iberdrola Instruction Letter”) on the Closing Date;

(iv) a written waiver and termination of all rights of first refusal relating to the Acquired Company Shares under the Constitución and the Shareholders Agreement, and a waiver and termination of all rights under the Iberdrola/TPS Option Agreement, effective as of the time on the Closing Date immediately preceding the transfer of record ownership in the share registry of the Company from Iberdrola to the Purchasers of the Iberdrola Shares; and

(v) written resignations of the directors of the Company designated by Iberdrola, effective as of the time immediately following recordation of the transfer of record ownership of the Acquired Company Shares by the Sellers to the Purchasers.

(b) At the Closing, TPS will deliver or cause to be delivered to EPM the following:

(i) certificate representing 342,327,600 Class B shares of the Company, duly endorsed for transfer by delivery in favor of EPM;

(ii) copy of written instructions to the Board of Directors of the Company to effect the transfer of record ownership in the share registry of the Company from TPS to EPM of the TPS Shares (the “TPS Instruction Letter”) on the Closing Date;

(iii) a written waiver and termination of all rights of first refusal relating to the Acquired Company Shares under the Constitución and the Shareholders Agreement, and a waiver and termination of all rights under the Iberdrola/TPS Option Agreement relating to the Acquired Company Shares effective as of the time on the Closing Date immediately preceding the transfer of record ownership in the share registry of the Company from TPS to EPM of the TPS Shares; and

(iv) written resignations of the directors of the Company designated by TPS, effective as of the time immediately following recordation of the transfer of record ownership of the Acquired Company Shares by the Sellers to EPM.

(c) At the Closing, EDP will deliver or cause to be delivered to EPM the following:

(i) certificate representing the 239,629,320 Class C shares of the Company, duly endorsed for transfer by delivery in favor of EPM;

(ii) copy of written instructions to the Board of Directors of the Company to effect the transfer of record ownership in the share registry of the Company from EDP to EPM of the EDP Shares (the “EDP Instruction Letter”, and together with the Iberdrola Instruction Letter and the TPS Instruction Letter, the “Instruction Letters”) on the Closing Date;

(iii) a written waiver and termination of all rights of first refusal relating to the Acquired Company Shares under the Constitución and the Shareholders Agreement relating to the Acquired Company Shares effective as of the time of the Closing Date immediately preceding the transfer of record ownership in the share registry of the Company from EDP to EPM of the EDP Shares; and

(iv) written resignations of the directors of the Company designated by EDP, effective as of the time immediately following recordation of the transfer of record ownership of the Acquired Company Shares by the Sellers to EPM.

(d) At the Closing, Iberdrola will deliver or cause to be delivered to the Board of Directors of the Company the Iberdrola Instruction Letter.

(e) At the Closing, TPS will deliver or cause to be delivered to the Board of Directors of the Company the TPS Instruction Letter.

(f) At the Closing, EDP will deliver or cause to be delivered to the Board of Directors of the Company the EDP Instruction Letter.

Section 2.3 Method of Payment. Each applicable payment under Article II shall be made in U.S. Dollars when due by wire transfer of immediately available funds to a U.S. Dollars account that the Person owed such funds has designated to the Person owing such funds; provided, however, that the Person owed such funds shall provide its account designation to the Person owing such funds in writing not less than three Business Days prior to the date such payment is due.

Section 2.4 Closing. The closing of the purchase and sale of the Acquired Company Shares (the “Closing”) will take place at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112 at 10:00 a.m. local time on the date hereof (the “Closing Date”).

Section 2.5 No Partial Sales. The Purchasers shall not be obligated to consummate the sale and purchase of any Acquired Company Shares unless the sale and purchase of all of the Acquired Company Shares to be sold pursuant hereto is completed simultaneously in accordance with the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Except as set forth in and as qualified by the disclosure schedule delivered by the Sellers to the Purchasers simultaneously with the execution of this Agreement (the “Disclosure Schedule”), each of the Sellers, severally and not jointly, represents and warrants to the Purchasers, solely with respect to itself and not with respect to any other Seller, as follows:

Section 3.1 Corporate Existence; Standing.

(a) Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Such Seller has the requisite power and authority to enter into and perform this Agreement.

(c) Such Seller is neither in bankruptcy, liquidation or receivership (and no order or resolution therefore has been presented and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given), nor are there any valid grounds or circumstances on the basis of which any such procedure may be requested on a voluntary or involuntary basis by any entity.

Section 3.2 Authorization. Such Seller has full legal power and authority to execute and deliver this Agreement and all documents required to be executed by such Seller, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the Transactions have been duly authorized by all necessary action on the part of such Seller, and no other action on the part of such Seller is necessary to authorize this Agreement or the consummation of the Transactions. This Agreement and all documents required hereunder to be executed by such Seller have been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement and all documents required hereunder to be executed by such Seller constitute the legally valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

Section 3.3 Noncontravention. Neither the execution and delivery by such Seller of this Agreement, nor the performance by such Seller of its obligations under this Agreement and all other documents required to be executed by such Seller in connection herewith and the consummation by such Seller of the Transactions, will (i) result in the creation, imposition or enforcement of any Lien on, over or affecting any of the Acquired Company Shares owned by such Seller; (ii) conflict with or violate any provisions of the articles of incorporation, bylaws or other constitutive or corporate documents of such Seller, (iii) violate, conflict with, result in a breach of or constitute a default (or an event which with or without notice or lapse of time or both would constitute a default) under any of the terms, conditions or provisions of any Contract to which such Seller is a party; or (iv) violate, conflict with or result in a breach of any Law, judgment, writ or injunction of any Governmental Authority applicable to such Seller, except, in the case of clauses (iii) and (iv), for such conflicts, violations, breaches or defaults which would not impair in any material respect the ability of such Seller to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 3.4 Share Ownership.

(a) Such Seller is the lawful record and beneficial owner of the number of Acquired Company Shares set forth opposite such Seller’s name on Section 3.4(a) of the Disclosure Schedule, free and clear of any Liens. Upon (i) the delivery of such Acquired Company Shares by the Sellers to the Purchasers, duly endorsed by or on behalf of the Sellers in the manner contemplated under Article II, (ii) the delivery of the Instruction Letters by the Sellers to the Board of Directors of the Company (copies of which shall be delivered to the

Purchasers), (iii) effectiveness of the waiver by the Sellers of all their respective rights of first refusal under the Constitución and Shareholders Agreement and, in the case of Iberdrola and TPS, effectiveness of the waiver by Iberdrola and TPS of all rights under the Iberdrola/TPS Option Agreement, (iv) the recording in the Company’s registry of the transfer by the Sellers to the Purchasers of record ownership of the Acquired Company Shares, and (v) the payment by the Purchasers of the Purchase Price to the Sellers, the Purchasers will acquire the beneficial and legal title to such Acquired Company Shares, free and clear of all Liens. There are no outstanding options, warrants or other rights of any kind to acquire from such Seller any shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire from such Seller any such shares, nor is such Seller committed to issue any such option, warrant, right or security.

(b) Except as set forth in and as qualified by Section 3.4(b) of the Disclosure Schedule, there are no voting trusts, shareholder agreements or other agreements or understandings to which such Seller is a party with respect to the ownership, disposition or voting of Acquired Company Shares.

(c) Except as set forth in or as qualified by Section 3.4(c) of the Disclosure Schedule, there are no preferential rights, rights of first offer or similar rights with respect to the Acquired Company Shares, and the Sellers have obtained waivers of all such rights.

Section 3.5 Governmental Approvals. There are no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority that are necessary for the execution and delivery of this Agreement by such Seller or, except as set forth in and as qualified by Section 3.5 of the Disclosure Schedule, performance of this Agreement and consummation of the Transactions by such Seller, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not impair in any material respect the ability of such Seller to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 3.6 Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of such Seller, threatened against, relating to or involving such Seller that would reasonably be expected to impair in any material respect the ability of such Seller to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions.

Section 3.7 Brokers. Such Seller has not entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Purchasers or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED ENTITIES

Except as set forth in and as qualified by the Disclosure Schedule, each of the Sellers, as of the date hereof, severally (based on its respective Pro Rata Share) and not jointly, represents and warrants to the Purchasers as follows:

Section 4.1 Organization, Standing and Corporate Power.

(a) The Company is a sociedad anónima, duly organized, validly existing and in good standing under the laws of Guatemala and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in Guatemala and has not conducted business in any jurisdiction other than Guatemala. Copies of the organizational governing documents of the Company (the “Company Charter Documents”) have previously been delivered or made available to the Purchasers.

(b) Each of the Subsidiaries is an entity described in Section 4.3 of the Disclosure Schedule, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly licensed or qualified to do business in Guatemala and, except as set forth in Section 4.1(b) of the Disclosure Schedule, is not conducting business in any jurisdiction other than Guatemala. The organizational governing documents of the Subsidiaries (the “Subsidiary Charter Documents”) have previously been delivered or made available to the Purchasers.

Section 4.2 Capitalization of the Company.

(a) The entire authorized capital stock of the Company consists of 1,264,000,000 shares. As of the date hereof, 1,141,092,001 shares of capital stock of the Company, par value 1.00 Guatemalan Quetzal per share, are issued and outstanding.

(b) All of the Acquired Company Shares are duly authorized, validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. The stock register of the Company does not reflect any Liens against the Acquired Company Shares.

(c) The Acquired Company Shares owned by the Sellers, as set forth on Section 3.4(a) of the Disclosure Schedule, are the only shares of capital stock of the Company issued and outstanding, and there are no other shares of capital stock of the Company issued or outstanding, and there are no outstanding or authorized options, warrants, subscription or other agreements to which the Company is a party or by which it is bound, relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of any class or series of the capital stock of, or other equity interest in, the Company or any securities convertible or exchangeable into or evidencing the right to purchase any shares of any class or series of the capital stock of, or other equity interest in, the Company. The Company has no shares of its capital stock reflected on the books and records of the Company as treasury shares.

Section 4.3 Capitalization of the Subsidiaries.

(a) Section 4.3(a) of the Disclosure Schedule sets forth for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation or formation, as the case may be, (ii) the number of shares of authorized capital stock of each class of its capital stock, and (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof to the extent known by the Sellers and the number of shares held by each such holder. Except as set forth in and as qualified by Section 4.3(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any direct or indirect ownership interests in any corporation, partnership or other Person.

(b) All of the shares of the Subsidiaries identified in Section 4.3(a) of the Disclosure Schedule that are owned directly or indirectly by the Company (the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive rights, rights of first refusal or similar rights, and are owned free and clear of any Liens, except as set forth in Section 4.3(b) of the Disclosure Schedule.

(c) Except as set forth in and as qualified by Section 4.3(c) of the Disclosure Schedule, the Subsidiary Shares owned directly or indirectly by the Company, as set forth in Section 4.3(a) of the Disclosure Schedule, are the only shares of capital stock of the Subsidiaries issued and outstanding. There are no outstanding options, warrants or other rights of any kind to acquire any shares of capital stock of any Subsidiary or securities convertible into or exchangeable for any additional shares of capital stock of any Subsidiary, nor is any Subsidiary committed to issue any such option, warrant, right or security.

Section 4.4 Noncontravention; Governmental Approvals.

(a) Neither the execution and delivery of this Agreement by the Sellers, nor the consummation of the Transactions by the Sellers, will (i) conflict with or violate any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) violate, conflict with or result in a breach of any Law, judgment, writ or injunction of any Governmental Authority applicable to any Acquired Entity, or (iii) violate, conflict with, result in a breach of or constitute a default (or an event which with or without notice, or lapse of time or both would constitute a default) under any of the terms, conditions or provisions of any Contract to which any Acquired Entity is a party, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches or defaults which would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Section 4.4(b) of the Disclosure Schedule, there are no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority that any of the Acquired Entities is required to obtain or make in connection with the execution and delivery of this Agreement and the consummation of the Transactions.

Section 4.5 Financial Statements. Section 4.5 of the Disclosure Schedule contains copies of (a) the audited balance sheet, income statement, statement of stockholders’ equity and statement of cash flows of the Acquired Entities for the year ended as of December 31, 2009 (the “Year End Financial Statements”) and (b) the unaudited balance sheet, income statement, statement of stockholders’ equity and statement of cash flows of the Acquired Entities as of and for the seven month period ended July 31, 2010 (the “Interim Financial Statements,” together with the Year End Financial Statements, the “Financial Statements”). The Financial Statements of the Company and EEGSA have been prepared in accordance with Sistema Uniforme de Cuentas para Compañías de Electricidad (“SUC”) and the Financial Statements of the Subsidiaries (other than EEGSA) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) (subject, in the case of the Interim Financial Statements, to year-end audit adjustments and the absence of footnotes) and fairly present, in all material respects, the financial position and results of operations of the Acquired Entities for the periods or as of the dates set forth therein.

Section 4.6 Undisclosed Liabilities. None of the Acquired Entities has any liabilities of any nature, whether accrued, contingent or otherwise, except for (a) liabilities set forth, reflected in, reserved against or disclosed in the Financial Statements, (b) liabilities incurred since the date of the most recent Financial Statements in the ordinary course of business consistent with past practice, (c) liabilities disclosed in Section 4.6 of the Disclosure Schedule, (d) liabilities arising as a result of this Agreement or otherwise in connection with the Transactions, and (e) such other liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.7 Absence of Certain Changes. Except as set forth in Section

4.7 of the Disclosure Schedule, since the Balance Sheet Date, (a) there has not been any event, circumstance, change or effect that has had or reasonably would be expected to have a Material Adverse Effect; (b) except as would not reasonably be expected to have a Material Adverse Effect, the business of the Acquired Entities has been conducted only in the ordinary course of business consistent with past practices; (c) there has been no incurrence of new Indebtedness (it being acknowledged by the Purchasers that amounts of Indebtedness are subject to variance depending on exchange rates); and (d) no dividends have been declared or paid.

Section 4.8 Legal Proceedings.

(a) Except as set forth in Section 4.8(a) of the Disclosure Schedule (which lists claims, suits and actions involving claimed amounts in excess of $250,000), there is no pending or, to the Knowledge of each of the Sellers, threatened legal (whether civil or criminal), administrative, arbitral or similar proceeding, claim, suit or action against any of the Acquired Entities or affecting their respective assets, nor is there any injunction, order, judgment, ruling or decree imposed upon any of the Acquired Entities in each case, by or before any Governmental Authority, that would reasonably be expected to have a Material Adverse Effect. There are no outstanding orders, writs, judgments, decrees, injunctions or settlements that restrict the Company or any of its Subsidiaries in any material respect.

(b) The disposition of any Republic Claims (whether individually or in the aggregate and whether decided in favor or against any Seller or an Seller’s Affiliates (other than the Acquired Entities)) (i) will not result in any payment obligation of any Acquired Entity and (ii) would not reasonably be expected to have a Material Adverse Effect on any Acquired Entity.

(c) Except as described in Section 4.8(c) of the Disclosure Schedule, no legal or administrative proceedings have been commenced by or against CNEE in relation to any of the Acquired Entities in the past five years other than proceedings against the Acquired Entities relating to penalties for the performance of services in the ordinary course of business.

Section 4.9 Compliance With Laws; Permits.

(a) The Acquired Entities are in compliance with, and none of the Acquired Entities is in default under or in violation of any law, statute, ordinance, code, rule, regulation, decree, order, judicial or arbitral or administrative or regulatory judgment, decision, ruling or award issued by any competent Governmental Authorities (collectively, “Laws”) applicable to the Acquired Entities, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

(b) The Acquired Entities hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same would not reasonably be expected to have a Material Adverse Effect. All the Permits have been legally obtained and maintained and are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect. The Acquired Entities are in compliance with the terms of all Permits, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 4.4(b) of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Sellers nor the consummation of the Transactions by the Sellers will: (i) require any assignment, consent, waiver or other action in respect of any Permit; (ii) result in the termination or modification of any Permit; or (iii) result in a need for additional Permits.

Section 4.10 Tax Matters. (i) Each of the Acquired Entities has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax returns required to be filed by it and all material Taxes for which any Acquired Entity is liable (whether or not such Tax is shown to be due on such Tax returns) have been timely paid; (ii) no deficiency adjustment with respect to Taxes has been proposed, asserted or assessed against any of the Acquired Entities, which have not been fully paid or adequately reserved in the Financial Statements; (iii) except as set forth in or as qualified by Section 4.10(iii) of the Disclosure Schedule, no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of any of the Acquired Entities and no written notice thereof has been received and there are no pending or, to the Knowledge of each of the Sellers, threatened actions or proceedings for the assessment or collection of material Taxes against any of the Acquired Entities; (iv) none of the Acquired Entities has agreed to the waiver or stay of any statute of limitations or other applicable time period in which a Tax authority has to commence an audit or examination of any Tax return filed by the Acquired Entities; (v) none of the Acquired Entities is subject to any obligation to pay, or any liability in respect of, Taxes of another Person; (vi) all of the Acquired Entities have withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and all social security contributions (including any employer contributions) due and payable by any Acquired Entity have been timely made in accordance with applicable Law; (vii) none of the Acquired Entities owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property; and (viii) the Acquired Entities are tax-resident in the jurisdiction in which each is incorporated and are not tax resident or subject to tax in any other jurisdiction nor has any claim been made by a Tax authority in a jurisdiction where Tax returns are not filed by or on behalf of the Acquired Entities that the Acquired Entities is or may be subject to taxation by that jurisdiction. This Section 4.10 includes the sole and exclusive representations and warranties of the Sellers relating to Tax matters, including compliance with Laws relating thereto.

Section 4.11 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect and except also as set forth in Section 4.11 of the Disclosure Schedule, (i) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) no Hazardous Substances are present under any of the properties currently owned, leased, operated or otherwise used by the Acquired Entities (including soils, groundwater, surface water, buildings or other structures); (iii) none of the Acquired Entities has received any Environmental Claim; (iv) none of the Acquired Entities or any of their respective assets is subject to any order, decree, injunction or other directive of any Governmental Authority and none of the Acquired Entities is subject to any indemnity or other agreement with any person or entity relating to Hazardous Substances; and (v) to the Knowledge of the Sellers there are no circumstances or conditions involving the Acquired Entities, any assets (including real property) or businesses previously owned, leased, operated or otherwise used by the Acquired Entities, or any of the assets (including real property) or businesses of any predecessors of any Acquired Entity that would reasonably be expected to result in any losses or liabilities of the Acquired Entities arising under or pursuant to Environmental Law or in any restriction on the ownership, use or transfer of any of their respective assets arising under or pursuant to any Environmental Law. This Section 4.11 constitutes the sole and exclusive representation and warranty of the Sellers regarding any environmental matters.

Section 4.12 Real Property.

(a) Section 4.12(a) of the Disclosure Schedule contains a list of all material real property owned by the Acquired Entities (collectively, the “Owned Real Property”), other than easements, licenses or other rights of way used in connection with transmission or distribution and related activities including repair and maintenance.

(b) Section 4.12(b) of the Disclosure Schedule contains a list of all material real property leased or subleased by the Acquired Entities (collectively, the “Leased Real Property”, together with the Owned Real Property, the “Real Property”)) and for each Leased Real Property, identifies the street address of such Leased Real Property. Copies of all Contracts pursuant to which any of the Acquired Entities occupies or uses any material Leased Real Property (“Real Property Leases”) have been made available to the Purchasers.

(c) Except as set forth in Section 4.12(c) of the Disclosure Schedule, the applicable Acquired Entities have good fee simple title to all Owned Real Property free and clear of all Liens, except Permitted Liens.

(d) The Acquired Entities have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Property for the full term of the lease of such properties. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms with respect to the applicable Acquired Entities and, to the Knowledge of each of the Sellers, each other party to the Real Property Leases. There is no existing material default or breach by the applicable Acquired Entities under any Real Property Lease and, to the Knowledge of each of the Sellers, there is no such default or breach with respect to any third party to any Real Property Lease. None of the Acquired Entities owes any brokerage or other commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).

(e) To the Knowledge of any Seller, there are no condemnation or appropriation proceedings pending or threatened against any of such Real Property or any plants, buildings or other structures thereon.

(f) Except as set forth in Section 4.12(f) of the Disclosure Schedule, the Real Property includes all real property as is used or held for use in connection with the conduct of the business of the Acquired Entities as heretofore conducted.

(g) None of the Acquired Entities has violated the terms of any easement, right of way, prescriptive right or way of necessity, whether or not of record (an “Easement”), except any such violation that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, easements in favor of any Acquired Entity are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary for the operation of the respective businesses of the Acquired Entities.

Section 4.13 Intellectual Property.

(a) The Acquired Entities own or have the right to use all (i) trademarks, service marks, trade names, Internet domain names, and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and reissues; (iii) published and unpublished works of authorship, whether copyrightable or not, including computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, including extensions, renewals, and restorations, and registrations and applications therefor; and (iv) confidential and/or proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists ((i) through (iv) collectively being referred to as “IP Rights”) that are used or necessary in the conduct of the business of the Acquired Entities as currently conducted, except for any such failures to own or have the right to use that would not reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect:

(i) neither the Sellers nor any Acquired Entity have received notice or have Knowledge of any existing claims made within the last two years, (A) that the conduct of the business of the Acquired Entities as currently conducted infringes, misappropriates or otherwise violates any IP Rights of any Person; (B) against the use by the Acquired Entities of any IP Right used in the business of the Acquired Entities as currently conducted; (C) challenging the ownership, validity or enforceability of any of the IP Rights owned by the Acquired Entities (collectively, the “Acquired Entities IP Rights”), or any IP Rights owned or held by third parties (collectively, the “Third-Party IP Rights”) exclusively licensed to any of the Acquired Entities; or (D) challenging the right to use of any Third-Party IP Rights held by any of the Acquired Entities;

(ii) to the Knowledge of each of the Sellers, there is no unauthorized use, infringement, misappropriation or other violation of any of the Acquired Entities IP Rights, or any Third-Party IP Rights held exclusively by any of the Acquired Entities, by the Business Software Alliance or by any other Person;

(iii) all Acquired Entities IP Rights and, to the Knowledge of each of the Sellers, material Third-Party IP Rights exclusively licensed to the Acquired Entities are valid and enforceable; and

(iv) none of the Sellers, or the Acquired Entities has received any written opinions of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any IP Rights.

(c) (i) All registrations with and applications to Governmental Authorities in respect of the Acquired Entities’ IP Rights are valid and in full force and effect, (ii) the Acquired Entities are in compliance with all government regulations regarding the manufacture, advertising, sale, import, and export of the IP Rights and products incorporating or made using the IP Rights (iii) there are no restrictions on the direct or indirect transfer of any license, or other contract or agreement pursuant to which any Acquired Entity has been granted a right to use the IP Rights, or any interest therein, and (iv) no Acquired Entity is in default (nor with the giving of notice or lapse of time or both, would be in default) in any material respect under any license, or any other contract or agreement pursuant to which such Acquired Entity has been granted a right, to use the IP Rights.

Section 4.14 Contracts.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a list of all of the following executory written Contracts to which any of the Acquired Entities is a party and which are in effect on the date hereof:

(i) (A) loan agreements, credit agreements, security agreements, promissory notes, mortgages, indentures and other Contracts which provide for the borrowing of moneys by or extensions of credit to an Acquired Entity or the guaranty by an Acquired Entity of obligations in respect of the borrowings of moneys by or extensions of credit to any other Person, in any case involving in excess of 10,000,000 Guatemalan Quetzales of indebtedness or committed credit, and (B) all letters of credit for which any Acquired Entity is an account party;

(ii) employment contracts (other than collective bargaining agreements) or consultancy contracts which expressly provide for the payment of base salary to any employee or a consultant of an Acquired Entity of more than 300,000 Guatemalan Quetzales annually, except those that may be cancelled by an Acquired Entity without material penalty upon not more than 60 days’ notice;

(iii) power purchase agreements which expressly provide for aggregate annual payments to or from an Acquired Entity, except those that may be cancelled by an Acquired Entity without material penalty upon not more than 60 days’ notice;

(iv) transmission contracts which expressly provide for aggregate annual payments to or from an Acquired Entity, except those that may be cancelled by an Acquired Entity without material penalty upon not more than 60 days’ notice;

(v) contracts with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which expressly provide for aggregate annual payments to or from an Acquired Entity, except those that may be cancelled by an Acquired Entity without material penalty upon not more than 60 days’ notice;

(vi) all contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of the Company or any of its Subsidiaries to engage in any business activity or compete with any Person or prohibiting or materially limiting the ability of any Person to compete with the Company or any of its Subsidiaries;

(vii) all material partnership, joint venture, shareholders’ or other similar contacts with any Person;

(viii) all contracts for capital expenditures of more than 400,000 Guatemalan Quetzales, in the aggregate;

(ix) contracts between any Acquired Entity and any Seller or any Affiliates of a Seller; and

(x) other Contracts (other than (A) those of a type described in clauses (i) through (vi) above, without giving effect to the minimum dollar or term thresholds set forth therein and (B) contracts entered into in the ordinary course of business) which expressly provide for aggregate annual payments to or from an Acquired Entity of more than 800,000 Guatemalan Quetzales, except those that may be cancelled by an Acquired Entity without material penalty upon not more than 60 days’ notice.

All Contracts required to be set forth on Section 4.14(a) of the Disclosure Schedule are referred to herein as “Material Contracts”.

(b) All Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the applicable Acquired Entities and, to the Knowledge of each of the Sellers, each other party to the Material Contracts. There is no existing material default or breach by the applicable Acquired Entities under any Material Contract, and to the Knowledge of the Sellers, there is no such default or breach with respect to any third party to any Material Contract, except for any such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Acquired Entities have made available to the Purchasers true and complete copies (or if none exist, reasonably complete and accurate written descriptions) of each Material Contract required to be listed on Section 4.14(a) of the Disclosure Schedule, together with all amendments and supplements thereto.

Section 4.15 Insurance. Section 4.15 of the Disclosure Schedule sets forth a complete and correct list of all policies held by or on behalf of the Acquired Entities and a brief description of such policies, including the names and addresses of the insurers, the principal insured and each named insured, the policy number and period of coverage, the expiration dates, the annual premiums and payment terms, a brief description of the interests insured by such policies and the amount of any deductible. The Acquired Entities have made available to the Purchasers a complete and correct copy of all such policies together with (i) all riders and amendments thereto and (ii) if completed, the applications for each of such policies. Neither the Sellers nor any of their Affiliates maintain any self-insurance arrangement with respect to the Acquired Entities. The insurance policies listed in Section 4.15 of the Disclosure Schedule include all policies of insurance that are required by material commercial Contracts relating to the Acquired Entities, in the amounts required under the respective Contracts. All the insurance policies listed in Section 4.15 of the Disclosure Schedule are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy. The insurance policies referred to in this

Section 4.15 will remain in full force and effect and will not in any way be affected by or terminated by their terms by reason of, any of the Transactions contemplated by this Agreement.

Section 4.16 Employees.

(a) Except as set forth in and as qualified by Section 4.16(a) of the Disclosure Schedule, none of the Acquired Entities is a party to or has any liability with respect to any collective bargaining agreement or other labor union contract in effect on the date hereof relating to its employees.

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedule, there is no unfair labor practice, charge or complaint or other proceeding pending or, to the Knowledge of any of the Sellers, threatened against any Acquired Entity. Except as would not reasonably be expected to have a Material Adverse Effect, each Acquired Entity is in compliance with all laws applicable to such Acquired Entity respecting employment and employment practices, terms, and conditions of employment, and wages and hours, and none of them have engaged in any unfair labor practices. To the Knowledge of each of the Sellers, there are no activities or proceedings of any labor union or other Person to organize any employees of the Acquired Entities. On the date hereof, there is no labor strike or work stoppage pending or, to the Knowledge of each of the Sellers, threatened against any of the Acquired Entities which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c) Section 4.16(c) of the Disclosure Schedule sets forth each material pension, retirement, savings, profit sharing, deferred compensation, stock bonus or other similar plan; each material medical, vision, dental or other health plan; each material life insurance plan; and any other material employee benefit plan (collectively and individually, the “Company Plans”), in each case, to which any of the Acquired Entities is on the date hereof required to contribute, or which any of the Acquired Entities on the date hereof sponsors for the benefit of any of its employees, or under which employees (or their beneficiaries) of any of the Acquired Entities (in their capacities as such) are on the date hereof eligible to receive benefits.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, each Company Plan is, and its administration (including with respect to reporting and disclosure) is in compliance with the applicable Company Plan and applicable laws. None of the Sellers or any of the Acquired Entities has received any claim or notice that any such Company Plan is not in compliance with, the terms of the applicable Company Plan or any and all other applicable laws. The Company Plans are not required to be authorized by the Instituto Guatemalteco de Seguridad Social.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, all contributions, premiums and other payments required by law or any Company Plan to have been made under any such Company Plan to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof; and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from any of the Company or its Affiliates to, under or on account of each Company Plan shall have been paid in full prior to the Closing or shall have been fully reserved on and provided for in the Financial Statements.

(f) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or to the Knowledge of each of the Sellers, threatened, alleging any breach of the terms of any Company Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such Company Plan.

(g) Except as would not reasonably be expected to have a Material Adverse Effect, each Acquired Entity has properly classified for all purposes (including for all tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable taxes and made all appropriate filings in connection with services provided by such persons to such Acquired Entity.

(h) Except as set forth on Section 4.16(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the transaction documents, nor the consummation of the Transactions, will (i) result in any payment (including severance payments, change of control payments, payments under any other agreements, unemployment compensation payments or otherwise) becoming due to any director or any employee of any Acquired Entity or any of their respective Affiliates from any Acquired Entity or any of their Affiliates under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan or (iii) result in any acceleration of the time of payment or vesting of any benefits.

Section 4.17 Assets Used in Business. Except as would not reasonably be expected to have a Material Adverse Effect, (i) immediately following the Closing, neither the Sellers nor any of the Sellers’ Affiliates will own or lease any assets, properties or rights that are used in or are necessary for the conduct of the business of the Acquired Entities; and (ii) there are no material facilities, services, assets or properties shared with any other Person that are used by the Acquired Entities in the conduct or operation of its business.

Section 4.18 Transactions with Affiliates. Except as set forth under Section 4.14(a) of the Disclosure Schedule, no portion of the business of the Acquired Entities is conducted by, with or through an Affiliate of the Sellers, and no director, officer, stockholder or Affiliate of the Sellers or Affiliate of such director, officer or stockholder has in the past three years: (a) borrowed money from or loaned money to the Acquired Entities that remains outstanding; (b) had any contractual or other claim, express or implied, of any kind whatsoever against or in respect of the Acquired Entities; (c) had any interest in any assets used or held for use in the business of the Acquired Entities; (d) engaged in any other transaction with or in respect of the Acquired Entities; or (e) owned, directly or indirectly, any interest in (except not more than two percent stockholdings for investment purposes in securities of publicly held and traded companies), or served as an officer, director, employee or consultant of or otherwise receives remuneration from, any Person that is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Acquired Entities.

Section 4.19 Anti-Money Laundering. The Acquired Entities are in compliance in all material respects with the applicable requirements of the Anti-Money Laundering Laws.

Section 4.20 Absence of Certain Business Practices. None of the Acquired Entities or any of their respective directors, officers, employees or agents, or any other Person acting on their behalf, directly or indirectly, has to the Knowledge of each of the Sellers, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or any other person that would reasonably be expected to subject any Acquired Entity to any damage or penalty in any civil, criminal or governmental litigation or proceeding. No unrecorded fund or asset of any Acquired Entity has been established for any purpose, no accumulation or use of corporate funds of any Acquired Entity has been made without being properly accounted for in the books and records of such Acquired Entity, and no payment has been made by or on behalf of any Acquired Entity with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment.

Section 4.21 Brokers. None of the Acquired Entities has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Purchasers or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers, severally and not jointly, represents and warrants to the Sellers, solely with respect to itself and not with respect to the other Purchaser, as follows:

Section 5.1 Corporate Existence; Standing.

(a) The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The Purchaser has the requisite power and authority to enter into and perform this Agreement.

(c) The Purchaser is neither in bankruptcy, liquidation or receivership (and no order or resolution therefore has been presented and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given), nor are there any valid grounds or circumstances on the basis of which any such procedure may be requested on a voluntary or involuntary basis by any entity.

Section 5.2 Authorization. The Purchaser has full legal power and authority to execute and deliver this Agreement and all documents required to be executed by the Purchaser, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. Without limiting the foregoing, the execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the Transactions have been authorized by a competent Governmental Authority or body of the Republic of Colombia. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the Transactions have been duly authorized by all necessary action on the part of the Purchaser, and no other action on the part of the Purchaser is necessary to authorize this Agreement or the consummation of the Transactions. This Agreement and all documents required hereunder to be executed by the Purchaser have been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement and all documents required hereunder to be executed by the Purchaser constitute the legally valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Noncontravention. Neither the execution and delivery by the Purchaser of this Agreement, nor the performance by the Purchaser of its obligations under this Agreement and all other documents required to be executed by the Purchaser in connection herewith and the consummation by the Purchaser of the Transactions, nor compliance by the Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provisions of the articles of incorporation, bylaws or other constitutive or corporate documents of the Purchaser, (ii) violate, conflict with or result in a breach of any Law, judgment, writ or injunction of any Governmental Authority applicable to the Purchaser; or (iii) violate, conflict with, result in a breach of or constitute a default (or an event which with or without notice or lapse of time or both would constitute a default) under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults which would not impair in any material respect the ability of the Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 5.4 Governmental Approvals. There are no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority that are necessary for the execution and delivery of this Agreement by the Purchaser or, except as set forth in and as qualified by Section 5.4 of the Disclosure Schedule, performance of this Agreement and consummation of the Transactions by the Purchaser, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not impair in any material respect the ability of the Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 5.5 Capital Resources. The Purchaser has available to it sufficient funds to pay the Purchase Price, to pay all related fees and expenses payable by the Purchaser in connection with the Transactions and to consummate the other Transactions contemplated by this Agreement to be consummated by the Purchaser.

Section 5.6 Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened against, relating to or involving the Purchaser that would reasonably be expected to impair in any material respect the ability of the Purchaser to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions.

Section 5.7 Brokers. None of the Purchaser or its Affiliates has entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation any of the Sellers or any of their respective Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

Section 5.8 Purchaser’s Independent Investigation. The Purchaser and its representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Acquired Entities. The Purchaser acknowledges that:

(a) the Purchaser has been afforded access to and the opportunity to inspect the Acquired Entities, the business of the Acquired Entities and all other due diligence materials; and

(b) the Purchaser has inspected the business of the Acquired Entities and all other due diligence materials (including any documentation provided by the Sellers in connection with the Transactions), in each case to the extent the Purchaser deems necessary or advisable in connection with its decision to enter into this Agreement and to consummate the Transactions.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Public Announcements. Any of the parties hereto shall be entitled to issue an initial press release (a copy of which shall be shared with each other party prior to its announcement) as well as any disclosure required by applicable securities laws or regulations or other applicable laws or regulations, including the applicable rules of a national securities exchange or national market system on which it or any of its Affiliates lists securities.

Section 6.2 Confidentiality. The Purchasers acknowledge that the confidential information provided to them by the Sellers or the Acquired Entities prior to the Closing Date in connection with this Agreement and the terms hereof, to the extent it relates to any of the Sellers (but not the Acquired Entities), shall be deemed confidential information and shall be used by the Purchasers only in connection with the Transactions and for no other purpose.

Section 6.3 Preservation of Records; Post-Closing Cooperation. At the Closing, all of the books and records of the Acquired Entities will be in the possession of the Acquired Entities. Each party agrees that it shall preserve and keep any records held or controlled by such party relating to the businesses of the Acquired Entities for the applicable period pursuant to the corresponding applicable law of each of the Sellers from the Closing Date and shall make such records and personnel available to the other parties hereto as may be reasonably required by such party in connection with, among other things, any insurance claims by, suits, actions, claims, or proceedings against or governmental investigations of any party, or in order to enable any party to comply with its obligations under this Agreement or any other agreement, document or instrument contemplated hereby.

Section 6.4 Fees and Expenses. Except as otherwise expressly provided herein, (a) the Purchasers shall pay their own fees, costs and expenses incurred in connection herewith and the Transactions and (b) the Sellers shall pay their own fees, costs and expenses incurred in connection herewith and the Transactions.

Section 6.5 Iberdrola/TPS Claimants.

(a) The parties to this Agreement hereby acknowledge and agree that this Agreement transfers all rights and interests of the Sellers in the Acquired Company Shares except any and all Republic Claims belonging to Iberdrola and/or TPS or their respective Affiliates (other than the Acquired Entities) (collectively, the “Iberdrola/TPS Claimants”), and the Iberdrola/TPS Claimants do hereby retain any and all rights and interests they may have with respect to said Republic Claims, including but not limited to any actual or potential claim under The Kingdom of Spain-Republic of Guatemala Agreement for the Reciprocal Promotion and Protection of Investments (“Bilateral Investment Treat” or “BIT”) or under The United States-Dominican Republic-Central America Free Trade Agreement (“CAFTA”). The parties further agree that nothing in this Agreement shall be construed to (1) extinguish, limit, alter or abridge the Iberdrola/TPS Claimants’ retention of rights and interests relating to such Republic Claims, or (2) transfer any rights and interests relating to such Republic Claims to the Purchasers or any other person or entity.

(b) If and for so long as the Iberdrola/TPS Claimants have the right to bring a Republic Claim, the Purchasers shall cause the Acquired Entities to reasonably cooperate with the Iberdrola/TPS Claimants (at the sole cost and expense of the Iberdrola/TPS Claimants) and their counsel in connection with the pursuit of any Republic Claim, which cooperation will include, but not be limited to, the following: (A) if requested by the Iberdrola/TPS Claimants, the Purchasers will cause officers, directors and employees of the Acquired Entities to (i) appear for a reasonable number of interviews, at reasonable times and locations, and (ii) answer questions concerning such Republic Claim or concerning their work for the Acquired Entities, (B) the Purchasers will cause the Acquired Entities to produce their non-privileged books, records, returns, documents, files, other information (including working papers and schedules) relating to such Republic Claim within the Acquired Entities’ custody and control, which it is reasonably requested to produce by the Iberdrola/TPS Claimants, and (C) upon reasonable notice from the Iberdrola/TPS Claimants, the Purchasers shall instruct the officers, directors and employees of the Acquired Entities to (i) appear for a reasonable number of hearings, depositions and at trial or arbitral proceeding (including as witnesses) related to any such Republic Claim, and (ii) meet with the representatives of the Iberdrola/TPS Claimants to assist in preparation for such depositions and trials.

(c) The parties to this Agreement acknowledge that there are pending arbitration proceedings at the International Centre for Settlement of Investment Disputes (ICSID Arb/09/05) relating to such a Republic Claim.

Section 6.6 Transfer Taxes. All transfer, registration, stamp, documentary, sales, use and similar Taxes (including all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax shall be borne by the Purchasers. The Sellers and the Purchasers shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

Section 6.7 Organismo Ejecutivo. The Purchasers shall notify the Organismo Ejecutivo of a change of control of the Company in accordance with applicable regulations.

Section 6.8 Release of Directors and General Manager. Following the Closing, the Purchasers shall take all such action as shall be required to release resigning directors of the Acquired Entities and the general manager of the Company from liability in connection with their service as directors of the Acquired Entities and the Company and general manager of the Company, respectively. For such purpose, the Purchasers shall take all necessary actions to carry out a shareholder’s meeting for each Acquired Entity, not exceeding a 6 week term from the date of Closing, in which the shareholders of each Acquired Entity shall accept the resignation of each director of the Acquired Entities and the general manager of the Company, respectively, effective as of the date of issuance of each resignation letter in accordance with Section 2.2, and grant the release pursuant to this Section 6.8. The Purchasers shall take all necessary actions to provide each resigning director and the general manager of the Company with the appropriate document that evidences such release.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Filings. The Sellers shall cause the Acquired Entities to file all Tax returns due on or prior to the Closing Date. The Purchasers shall be responsible for preparing and shall cause the Acquired Entities to file all Tax returns that are due after the Closing Date; provided, however, that the Sellers shall have the right to review and approve any such Tax return which relates to a Pre-Closing Tax Period (a draft copy of which shall be provided to the Sellers not later than fifteen (15) Business Days prior to the applicable due date thereof); provided that such approval shall not be unreasonably withheld. In absence of written notice by the Sellers stating their disapproval, received by the Purchasers within ten (10) Business Days from when such draft copy of the Tax return is provided to the Sellers, the Sellers will be deemed to have approved such Tax return. All Tax returns which related to a Pre-Closing Tax Period that are filed pursuant to this Section 7.1, to the extent permitted by Law and in the absence of a change in circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax returns have been filed and in a manner that does not accelerate deductions or defer income between Tax periods, except as otherwise required by any applicable Law.

Section 7.2 Straddle-Period Taxes.

(a) Taxes relating to a Straddle Period shall be allocated to the Pre-Closing Date Tax Period or Post-Closing Date Tax Period for purposes of determining the portion of such Taxes that are Pre-Closing Date Taxes as follows: Taxes allocable to the portion of the Straddle Period that ends on the Closing Date shall: (i) in the case of Taxes that are based upon or related to income or receipts, or imposed on a transactional basis, be deemed equal to the amount of Tax that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of other Taxes, determined by allocating such Taxes between the Pre-Closing Tax Period and Post-Closing Tax Period on a per diem basis. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on the Closing Date and the period beginning after the Closing Date. The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

(b) Following the Closing, the Sellers and the Purchasers will cooperate with each other, as and to the extent reasonably requested by the other, in the preparation of any Tax returns and in the conduct of any audit or other proceeding related to Taxes involving or relating to the Acquired Entities (which cooperation will include the retention and, upon request, the provision to the requesting party of records and information which are reasonably relevant to the preparation of such Tax return or to the conduct of such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder). The Purchasers and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any Pre-Closing Date Tax Period, and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give the other parties reasonable written notice prior to destroying or discarding any such books and records and, if any other party so requests, the applicable Purchasers or Seller, as the case may be, shall allow such other party to take possession of such books and records. The Purchasers will promptly provide the Sellers with written notification in the manner set forth in (and subject to the terms of) Section 8.3(a) (an “Audit Notice”) of any notice of any Tax audits or other assessments against any of the Acquired Entities involving any Pre-Closing Tax Periods.

(c) The Sellers shall control and participate in all proceedings taken in connection with the conduct of any audit or other administrative or judicial proceeding related to Pre-Closing Taxes for which the Sellers are obligated to provide indemnification under this agreement (other than Taxes relating to a Straddle Period), and the Sellers will reasonably consult with the Purchasers prior to any settlement thereof and will not enter into any such settlement without the Purchasers’ prior written approval (not to be unreasonably withheld, conditioned or delayed) if such settlement could result in an increase in any Taxes for which the Purchasers are not entitled to indemnification under this Agreement.

(d) The Sellers and the Purchasers will jointly control and participate in all proceedings taken in connection with the conduct of any audit or other proceeding related to Taxes of any of the Acquired Entities for any Straddle Period. Neither the Sellers nor the Purchasers will settle any assessment or claim made by any Governmental Authority in any such audit or other proceeding without the prior written consent of the other (which consent will not be unreasonably withheld, conditioned or delayed).

Section 7.3 Post-Closing Actions; Refunds.

(a) Post-Closing Actions. Except as may be required by Law, this Agreement, or any other agreement entered into by an Acquired Entity prior to the Closing, the Purchasers shall not, and shall not cause or permit the Acquired Entities to, (i) take any action during any Straddle Period, outside of the ordinary course of business, or make any election, that could increase the Sellers’ liability for Taxes (including any liability of the Sellers to indemnify the Purchasers for Taxes pursuant to this Agreement) or (ii) amend, re-file or otherwise modify any Tax return for any period that includes, or ends on or prior to, the Closing Date, in each case, without the Sellers’ prior written approval (which shall not be unreasonably withheld, continued or delayed).

(b) The Purchasers shall control and participate in all proceedings taken in connection with the conduct of any audit or other administrative or judicial proceeding related to Post-Closing Taxes for which the Purchasers are obligated to provide indemnification under this agreement (other than Taxes relating to a Straddle Period), and, prior to the Closing Date, the Purchasers will reasonably consult with the Sellers prior to any settlement thereof and will not enter into any such settlement without the Sellers’ prior written approval (not to be unreasonably withheld, conditioned or delayed) if such settlement could result in an increase in any Taxes for which the Sellers are not entitled to indemnification under this Agreement.

(c) Refunds. Any refunds or credits of Taxes paid by, for or on behalf of the Acquired Entities relating to any Pre-Closing Tax Period (plus any interest actually received with respect thereto and including refunds or credits arising from amended Tax returns filed on or after the Closing Date) shall be for the Sellers’ account and, if received by the Purchasers or their Affiliates, shall be paid to the Sellers within ten (10) Business Days after received by the Purchasers or such Affiliate; provided, that such refunds or credits of Taxes shall be for the Sellers’ account only if and to the extent that the Tax liability to which the refund or credit relates was paid by an Acquired Company prior to the Closing Date or paid (or actually indemnified) by the Sellers.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by the Sellers. Subject to Sections 8.4 and 8.6, each Seller will, severally and not jointly, indemnify, defend and hold harmless each Purchaser and their respective successors (collectively, the “Purchaser Indemnified Parties”) from and against and pay or reimburse, as the case may be, the Purchaser Indemnified Parties for, any and all Damages that may be asserted against, or paid, suffered or incurred by any Purchaser Indemnified Party that directly arise out of, result from, are based upon or relate to:

(a) Any breach by any Seller of any of such Seller’s representations and warranties contained in this Agreement or other documents to be executed by such Seller in connection with this Agreement or the Transactions;

(b) any failure by any Seller to duly and timely perform or fulfill any of its covenants or agreements required to be performed by such Seller under this Agreement or other documents to be executed by such Seller in connection herewith or the Transactions; or

(c) any Pre-Closing Taxes in excess of amounts reserved therefor to the extent set forth in the Financial Statements; provided, however, that the Sellers shall not indemnify and hold harmless the Purchaser Indemnified Parties, from any liability for Pre-Closing Taxes attributable to any action taken after the Closing by the Purchasers, any of their Affiliates, or any transferee of the Purchasers or any of their Affiliates if such action was taken in breach of Section 7.3(a) (a “Purchaser Tax Act”).

For purposes of Section 8.1, each Seller’s responsibility in respect of Damages relating to the representations and warranties contained in Article IV, covenants to be performed jointly by the Sellers and matters covered by 8.1(c) shall be limited to such Seller’s Pro Rata Share of such Damages.

Section 8.2 Indemnification by the Purchasers. Subject to Sections 8.4 and 8.6, each Purchaser will indemnify, defend and hold harmless each Seller and their respective successors (collectively, the “Seller Indemnified Parties”) from and against and pay or reimburse, as the case may be, the Seller Indemnified Parties for, any and all Damages that may be asserted against, or paid, suffered or incurred by any Seller Indemnified Party that directly arise out of, result from, are based upon or relate to:

(a) Any breach by any Purchaser of any of such Purchaser’s representations and warranties contained in this Agreement or other documents to be executed by such Purchaser in connection with this Agreement or the Transactions;

(b) any failure by any Purchaser to duly and timely perform or fulfill any of its covenants or agreements required to be performed by such Purchaser under this Agreement or other documents to be executed by such Purchaser in connection herewith or the Transactions; or

(c) all Taxes of, or payable by, any of the Acquired Entities (including any Company Subsidiary) other than any Pre-Closing Taxes for which the Sellers are indemnifying under Sections 8.1(a) or (c).

For purposes of Section 8.2, each Purchaser’s responsibility in respect of Damages relating to the representations and warranties contained in Article V, covenants to be performed jointly by the Purchasers and matters covered by 8.2(c) shall be limited to such Purchaser’s Pro Rata Share of such Damages.

Section 8.3 Indemnification Procedures.

(a) If any claim or demand is made against an Indemnified Party with respect to any matter, or any Indemnified Party shall otherwise learn of an assertion or of a potential claim, by any Person who is not a party to this Agreement (or an Affiliate thereof) which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement (a “Third Party Claim”), then the Indemnified Party will, as promptly as practicable, but in any event, no later than five (5) Business Days after becoming aware of such Third Party Claim, notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim, including the factual basis for the Third Party Claim and, to the extent known, the amount of the Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will affect the Indemnifying Party’s obligations under this Article VIII, except to the extent the Indemnifying Party is actually prejudiced as a result thereof (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all non-ministerial notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.

(b) The Indemnifying Party will have the right within 15 days after receipt of a notice from the Indemnified Party to assume the defense of any Third Party Claim (at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party, in which case any Damages associated therewith will be the sole responsibility of the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party (i) shall not be entitled to assume the settlement or defense of a Third Party Claim if such Third

Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement action involving the Indemnified Party as a defendant, and (ii) may assume the settlement or defense of a Third Party Claim seeking injunctive relief (with respect only to such injunctive relief) if the Indemnifying Party shall not have assumed the defense prior to the time required to respond to the Third Party Claim seeking injunctive relief. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Indemnifying Party and the Indemnified Party reasonably agree that a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by the Indemnifying Party. If the Indemnifying Party is conducting the defense of a Third Party Claim, the Indemnified Party, at its sole cost and expense, may retain separate counsel and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense and any such counsel shall cooperate with the legal counsel of the Indemnifying Party.

(c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without each Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms unconditionally releases the Indemnified Party completely from all liability in connection with such Third Party Claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge that provides for injunctive or other nonmonetary relief affecting the Indemnified Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not and will cause its Affiliates not to, admit any liability, consent to the entry of any judgment or agree to any settlement, compromise or discharge with respect to any Third Party Claim without the prior written consent of the Indemnifying Party.

(d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party reasonably informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Indemnified Party will cooperate in the defense thereof (and the Indemnifying Party will reimburse the Indemnified Party for all reasonable out-of-pocket expenses incurred by the Indemnified Party in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, but shall not include the retention of separate legal counsel; provided that the failure of the Indemnified Party to so cooperate shall not relieve the Indemnifying Party from any of its obligations hereunder unless the defense of the claim will be materially prejudiced thereby.

(e) Any claim on account of Damages for which indemnification is provided under this Agreement that does not involve a Third Party Claim will be asserted by reasonably prompt written notice given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought. The delay by any Indemnified Party to so notify the Indemnifying Party will not affect the Indemnifying Party’s obligations under this Article VIII, except to the extent that the Indemnifying Party is actually prejudiced as a result thereof.

(f) In connection with any matter for which a claim or demand is made against an Indemnified Party under this Agreement, the Indemnified Party shall use Commercially Reasonable Efforts to provide the Indemnifying Party with reasonable and necessary access to all documents, data, products, product exemplars and knowledgeable personnel of the Indemnified Party and its Affiliates relevant to any such matter (and the Indemnifying Party will reimburse the Indemnified Party for all reasonable out-of-pocket expenses incurred by the Indemnified Party in connection with such access). Without limiting the generality of the foregoing, the Indemnified Party shall use Commercially Reasonable Efforts to, and shall use Commercially Reasonable Efforts to cause its Affiliates to, provide employees to act as witnesses, prepare and execute statements, authorizations, orders, reports and other documents and information and provide such other assistance, in each case that is reasonably requested by the Indemnifying Party in connection with any matter for which a claim or demand is made against an Indemnified Party under this Agreement, including in anticipation of, or preparation for, existing or future litigation or other matters in which the Indemnifying Party or any of its Affiliates is involved.

(g) In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any claim (an “Indemnified Claim”), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 8.4 Certain Limitations.

(a) The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Agreement will be reduced by any amounts actually received (including amounts received under insurance policies) by or on behalf of the Indemnified Party from third parties (net of out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnified Party in connection with seeking to collect and collecting such amounts), in respect of such Damages (such net amounts are referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party receives any Indemnity Reduction Amounts in respect of an Indemnified Claim for which indemnification is provided under this Agreement after the full amount of such Indemnified Claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnified Claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnified Claim, then the Indemnified Party will promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such Indemnified Claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Each Seller and each Purchaser will use Commercially Reasonable Efforts to mitigate the amount of Damages for which indemnification is provided under this Agreement.

(b) Anything contained in this Agreement to the contrary notwithstanding, no Seller will have any obligation to indemnify a Purchaser with respect to any matter if the Damages arise from a change in the accounting or Tax policies or practices of any of the Acquired Entities on or after the Closing Date.

(c) Anything contained in this Agreement to the contrary notwithstanding, neither any Purchaser nor any Seller will be entitled to any recovery under this Agreement for special, punitive, exemplary, incidental, indirect or consequential damages (perjuicios o lucro cesante), lost profits or diminution in value, except for any such damages that may be awarded in connection with a Third Party Claim for which a party is entitled to be indemnified.

Section 8.5 Termination of Indemnification Obligations.

(a) The representations and warranties of the Sellers or the Purchasers will survive the Closing Date until (and will expire and be of no further force or effect after) fifteen months after the Closing Date; provided, however, that the representations and warranties contained in Sections 3.2 [Authorization], 3.4 [Share Ownership], 4.2 [Capitalization of the Company], and 5.2 [Authorization] (collectively, the “Fundamental Reps”) shall survive for the applicable statute of limitations.

(b) For purposes of this Agreement, a party’s representations and warranties shall be deemed to include such party’s Disclosure Schedule and all other documents or certificates delivered by or on behalf of such party in connection with this Agreement. No party’s rights hereunder (including rights under this Article VIII) shall be affected by any investigation conducted by or any knowledge acquired (or capable of being acquired) by such party at any time, whether before or after the execution or delivery of this Agreement.

(c) The obligations of each party to indemnify, defend and hold harmless the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, (i) pursuant to Sections 8.1(a) and 8.2(a) will terminate when the applicable representation or warranty expires pursuant to Section 8.5(a) and (ii) pursuant to Sections 8.1(c) and 8.2(c) will terminate on the date that is 60 days after the expiration of the applicable statute of limitations relating to any Pre-Closing Taxes or Post-Closing Taxes and, as such and notwithstanding anything herein to the contrary, an Indemnified Party must give notice to the relevant Indemnifying Party of any claim for indemnification with respect thereto under this Article VIII in writing setting forth the specific claim and the basis therefor in reasonable detail prior to such date; provided, however, that as to clauses (i) and (ii) above, such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party.

Section 8.6 Dollar Limitations.

(a) Anything contained in this Agreement to the contrary notwithstanding, in no event shall the maximum liability of any Indemnifying Party under Sections 8.1(a), 8.1(b), 8.2(a), or 8.2(b) as applicable, exceed, and such Indemnifying Party’s aggregate liability for any and all claims under Sections 8.1(a), 8.1(b), 8.2(a) or 8.2(b) as applicable, shall be limited to, an amount equal to: (i) in the case of the Sellers, each Seller’s Pro Rata Share of 10% of the Purchase Price, and (ii) in the case of the Purchasers, each Purchaser’s Pro Rata Share of 10% of the Purchase Price (such limitations on liability to be referred to herein as the “Cap”); provided, however, that (x) any Seller’s aggregate liability for breaches of any Fundamental Reps shall be such Seller’s Pro Rata Share of the Purchase Price, and (y) any Purchaser’s aggregate liability for breaches of any Fundamental Reps shall be such Purchaser’s Pro Rata Share of the Purchase Price.

(b) Anything contained in this Agreement to the contrary notwithstanding, no monetary amount will be payable by any Indemnifying Party with respect to the indemnification of any claims pursuant to Section 8.1(a) or 8.2(a), as applicable, until the aggregate amount of

Damages actually incurred by the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, with respect to such claims shall exceed on a cumulative basis an amount equal to $8 million (the “Deductible”), in which event such Indemnifying Party shall be responsible only for the amount in excess of the Deductible. In addition, no party will be responsible for making payments with respect to Damages for any individual items pursuant to Section 8.1(a) or 8.2(a), as applicable, where the aggregate Damages relating thereto are less than $500,000 and such items shall not be aggregated for purposes of determining whether aggregate Damages incurred by the Indemnified Party exceed the Deductible. In connection with any claim for indemnification under Section 8.1(a) or 8.2(a), as applicable, the Indemnified Party will promptly provide the Indemnifying Party with written notice of all claims included in the Deductible and copies of all documents reasonably requested by the Indemnifying Party relating thereto.

Section 8.7 Exclusive Remedy. To the fullest extent permitted by applicable Law, the indemnification provided in this Article VIII and specific performance pursuant to Section 9.15 shall be the sole and exclusive remedies available to each of the parties for any matters in connection with this Agreement and the Transactions following the Closing, other than any remedies for fraud provided in no event will one party be responsible for the fraud of any other party.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Other Representations or Warranties.

(a) The parties acknowledge and agree that except for the representations and warranties made by the Sellers in Articles III and IV and by the Purchasers in Article V hereof, none of the Sellers or the Purchasers (nor any Person on behalf of any of them) make any representation or warranty, express or implied, at law or in equity, with respect to the Acquired Entities, or their respective businesses, operations, assets, liabilities, condition (financial or otherwise), prospects (financial or otherwise) or risks, including with respect to merchantability or fitness for any particular purpose, or with respect to any financial projections or forecasts, notwithstanding the delivery or disclosure to the Purchasers or any of their Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except as otherwise expressly provided herein, the Acquired Entities are being transferred “as is, where is and with all faults.” Any claims any of the Purchasers may have for breach of representation or warranty in connection with the Transactions shall be based solely on the representations and warranties set forth in Articles III and IV and any such other representations and warranties are hereby disclaimed. The parties further acknowledge and agree that none of the Sellers (nor any Person on behalf of the Sellers) has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any information regarding the Acquired Entities or the Transactions not expressly set forth in this Agreement, and none of the Sellers, or any of their respective Affiliates, or any other Person will have or be subject to any liability to the Purchasers, any of their representatives or any other Person resulting from the distribution to the Purchasers or their representatives or the Purchasers’ use of any such information, including any document or information in any form provided to the Purchasers or their representatives in connection with the Transactions.

(b) With respect to any projection or forecast delivered by or on behalf of any Seller, any Acquired Entity or any of their respective representatives to the Purchasers or any of their representatives, the Purchasers acknowledge that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the Purchasers are familiar with such uncertainties, (iii) the Purchasers are taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so delivered, and (iv) none of the Purchasers or their representatives or any other Person shall have any claim against any Seller or any of its representatives or any other Person with respect thereto. The Purchasers further acknowledge that they have expertise in the business of distributing electricity and understand the risks and uncertainties in connection with such business.

Section 9.2 Amendment or Supplement. This Agreement may be modified, altered, amended or supplemented in any and all respects, by written agreement of each of the parties hereto.

Section 9.3 Extension of Time, Waiver, Etc. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. Notwithstanding the foregoing, no failure or delay by any Seller or any Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Notwithstanding the foregoing, the Purchasers shall have the right, at any time, to transfer and assign this Agreement, and all of its rights, interests and obligations hereunder, to a subsidiary or Affiliate, without the prior consent of the other parties; provided, however, that such assignment shall not relieve the Purchasers from their obligations to the other parties under this Agreement. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile signature which shall constitute a legal and valid signature for purposes hereof.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Disclosure Schedule, the exhibits hereto, the documents and instruments relating to the Transactions referred to herein and the Confidentiality Agreement (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to and shall not be construed to confer third-party beneficiary rights upon any Person, other than any Person entitled to indemnity under Article VIII.

Section 9.7 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York (without regard to its principles of conflicts of laws which would result in the application of the laws of another jurisdiction).

Section 9.8 Arbitration.

(a) The parties shall endeavor to resolve amicably by negotiation any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, and also including claims sounding in contract, tort, statutory or otherwise (a “Dispute”). Any Dispute which remains unresolved thirty (30) days after either party requests in writing negotiation under this clause, or within such other period as the parties may agree in writing, shall be finally resolved and decided by binding arbitration pursuant to the then-applicable Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”) by three (3) arbitrators to be selected in the following manner. Within thirty (30) days after the date of the notice initiating arbitration, one arbitrator shall be selected by the petitioning party or parties (the “Claimant”) and one arbitrator shall be selected by the party or parties defending the arbitration (the “Respondent”), within thirty (30) days thereafter, failing which such arbitrator shall be appointed by the ICC pursuant to the Rules. The third arbitrator, who shall serve as chair of the arbitral tribunal, shall be selected by the two (2)

arbitrators selected by the Claimant and the Respondent, or, if such arbitrators cannot agree within thirty (30) days on the third arbitrator, such arbitrator will be selected by the ICC pursuant to the Rules. Each arbitrator shall be and remain independent of the parties involved in the arbitration. All appointed arbitrators must be bilingual in English and Spanish. In the event that there is a Dispute where the amount of all disclosed claims and counterclaims does not exceed U.S.$1,000,000, such Dispute shall be heard by a sole arbitrator appointed in accordance with the Rules. The seat of the arbitration proceeding shall be in the City of Miami, Florida. Any party shall refer the Dispute to arbitration by sending a written request to the other parties. All communications during the negotiation under this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence and any additional confidentiality and professional secrecy protections provided by applicable law. The official language of arbitration shall be Spanish. Documents that are originally in English or Spanish may be submitted without translation.

(b) The decision of the arbitral panel shall be in writing and shall set forth in detail the facts of the Dispute and the reasons for the decision. Each party accepts and consents to the jurisdiction of the arbitral panel and, solely for purposes of the enforcement of the arbitral award, any court of competent jurisdiction, for itself and in respect of its property, and waives in respect of both itself and its property, any defense it may have as to or based on lack of jurisdiction, improper venue or inconvenient forum. The arbitral award shall be binding on the parties, who hereby waive any appeal of such award. In the event that the losing party fails or refuses to comply with the arbitral award within fourteen (14) days following the date of receipt of notice of the award, then the prevailing party or parties, the arbitrators or their respective attorneys-in-fact may immediately proceed to request the judicial approval necessary for execution and enforcement of the award before a competent court or before any other court where such party or its assets and properties may be found, and the parties agree not to oppose the immediate domestication and enforcement of the award in any such court, including without limitation the courts of the United States or any other country. The parties agree that the award may be enforced in accordance with the provisions of the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards, or other applicable Laws. The arbitral panel shall not have the authority to award punitive damages to any injured party.

(c) All of the expenses that arise from the arbitral proceeding as well as the fees of the arbitrators shall be paid by the losing party or parties, if any, as determined by the arbitrators. Said losing party or parties shall reimburse the prevailing party or parties the amounts deposited by the prevailing parties at the commencement of the arbitration or thereafter as required by the arbitrators. The parties shall each bear the costs and fees of their respective counsel, irrespective of the outcome of the arbitration.

Section 9.9 Consent to Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the state of New York located in the County of New York for the enforcement of any arbitration award rendered pursuant to Section 9.8 hereof; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.9 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the state of New York other than for such purpose. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The parties hereto irrevocably and unconditionally waive any right to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Transactions.

Section 9.10 Appointment of Agent for Service of Process. For purposes of Section 9.9, each party hereto hereby irrevocably designates, appoints, authorizes and empowers National Corporate Research, Ltd. located at 10 E. 40th Street, 10th Floor, New York, NY 10016 (the “Process Agent”), as its lawful agent for service of process, to accept and acknowledge for and on behalf of such party service of any and all process, notices or other documents that may be served in any suit, action or proceeding relating hereto or the Transactions and upon whom such process may be served with the same effect as if such party were a resident of the state of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service; provided, however, that in the case of any service upon such agent, the party effecting such service shall also deliver a copy thereof to the party being served at the address and in the manner specified in Section 9.11. Each party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the foregoing designations and appointments in full force and effect and to cause the Process Agent to continue to act in such capacity.

Section 9.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if sent by hand delivery, or air courier to the parties at the following addresses:

If to the Purchasers, to:

Empresas Públicas de Medellín E.S.P.

Carrera 58 No. 42 - 125

Edificio Empresas Publicas de Medellin

Piso 13

Medellin, Colombia

Attention: Federico Restrepo CEO

Facsimile: (574) 380 6780

EPM Inversiones S.A.

Carrera 58 No. 42 - 125

Edificio Empresas Publicas de Medellin

Piso 13

Medellin, Colombia

Attention: Luis Gonzalo Gómez Gómez

Facsimile: (574) 380 6780

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

2001 K Street NW

Washington, DC 20006

Attention: Fabricio Longhin

Facsimile: (202) 912-6000

If to the Sellers, to:

Iberdrola Energía S.A.

Tomás Redondo 1

Madrid, Spain

Attention: Director General

and

TECO Energy, Inc.

702 N. Franklin Street

Tampa, FL 33602

Attention: General Counsel

Facsimile: (813) 228-4811

and

TECO Guatemala, Inc.

702 N. Franklin Street

Tampa, FL 33602

Attention: President

Facsimile: (813) 228-4290

and

EDP - Energias de Portugal S.A.

Praça Marquês de Pombal, 12

1250-162 Lisboa

Portugal

Attention: Director da Direcção de Análise de Negócios

Facsimile: +351 21 0012611

with a copy (which shall not constitute notice) to:

Iberdrola Energía S.A.

Boulevard Manuel Avila Camacho 24 piso 19

Colonia Lomas de Chapultepec

11000 Distrito Federal

Mexico

Attention: Director de Servicios Jurídicos Latinoamérica

and

EDP - Energias de Portugal S.A.

Praça Marquês de Pombal, 12

1250-162 Lisboa

Portugal

Attention: Secretaria Geral e Assessoria Jurídica

Facsimile: +351 21 0012880

and

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, NY 10112

Attention: J. Allen Miller

Facsimile: (212) 541-5369

or such other address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received (a) at the time personally delivered, if delivered by hand with receipt acknowledged and (b) at the time received, if sent by air courier.

Section 9.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this

Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.13 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquired Company Shares” shall have the meaning set forth in the Recitals.

“Acquired Entities” shall have the meaning set forth in the Recitals.

“Acquired Entities IP Rights” has the meaning set forth in Section 4.13(b)(i).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall mean this Stock Purchase Agreement, as amended from time to time.

“Anti-Money Laundering Laws” shall mean any Law of any applicable jurisdiction having the force of law and relating to anti-money laundering.

“Audit Notice” shall have the meaning set forth in Section 7.2(b).

“Balance Sheet Date” shall mean July 31, 2010.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.2.

“Business Day” shall mean a day except (i) a Saturday, a Sunday or (ii) any other day on which banks in New York, New York, Madrid, Spain or Medellín, Colombia are authorized or required by Law to be closed.

“Business Software Alliance” shall mean the non-governmental organization organized to promote the objectives of the software and hardware industries in Guatemala.

“CAFTA” shall have the meaning set forth in Section 6.5(a).

“Cap” shall have the meaning set forth in Section 8.6(a).

“Claimant” shall have the meaning set forth in Section 9.8(a).

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.

“Commercially Reasonable Efforts” shall mean commercially reasonable efforts; provided, that the party undertaking such efforts is not obligated to pay any third party fees or expenses to obtain any consents, approvals, filings, declarations or registrations.

“CNEE” shall mean Comisión Nacional de Energía de Guatemala.

“Company” shall have the meaning set forth in the Recitals.

“Company Charter Documents” shall have the meaning set forth in Section 4.1(a).

“Company Plan” shall have the meaning set forth in Section 4.16(c).

“Confidentiality Agreement” shall mean that certain letter agreement dated August 24, 2010, between EPM and the Company.

“Constitución” shall mean the Escritura de Constitución of the Company.

“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement.

“Damages” shall mean losses, liabilities, claims, damages, fines, fees, penalties, payments, Taxes, demands, judgments, settlements, costs and expenses (including costs and expenses of actions, suits, arbitrations or proceedings, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses incurred in defending against any such actions, suits, arbitrations or proceedings or in enforcing an Indemnified Party’s rights hereunder).

“Deductible” shall have the meaning set forth in Section 8.6(c).

“Disclosure Schedule” shall have the meaning set forth in the preamble to Article III.

“Dispute” shall have the meaning set forth in Section 9.8(a).

“Easement” shall have the meaning set forth in Section 4.12(g).

“EDP Shares” shall have the meaning set forth in the Recitals.

“EEGSA” shall mean Empresa Eléctrica de Guatemala, S.A., a Subsidiary of the Company.

“Environmental Claim” shall mean any claim, action, cause of action, investigation, demand, letter, request for information or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, release or threatened release of any Hazardous Substance, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean any Guatemalan, national, provincial, regional, federal, state, municipal or local law, regulation, order, judgment, decree, authorization, opinion or other legally binding requirement relating to the protection, investigation or restoration of the environment (including natural resources) or the health or safety of human or other living organisms, including the manufacture, introduction into commerce, export, import, processing, distribution, use, generation, treatment, storage, handling, presence, disposal, transportation, release or management of, or other activities with respect to, Hazardous Substances, in each case as in effect on the date of this Agreement.

“Financial Statements” shall have the meaning set forth in Section 4.5.

“Fundamental Reps” shall have the meaning set forth in Section 8.5.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational with competent jurisdiction for the subject matter.

“Hazardous Substance” shall mean any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

“Iberdrola Shares” shall have the meaning set forth in the Recitals.

“Iberdrola/TPS Claimants” shall have the meaning set forth in Section 6.5(a).

“Iberdrola/TPS Option Agreement” shall mean the option agreement between Iberdrola and TPS pursuant to which TPS has the right to acquire up to 21% of the outstanding Acquired Company Shares.

“ICC” shall have the meaning set forth in Section 9.8(a).

“IFRS” shall have the meaning set forth in Section 4.5.

“Indebtedness” shall mean, as to the Acquired Entities, without duplication, (i) all indebtedness (including principal, but excluding interest, fees and charges) of any of the Acquired Entities (a) evidenced by any notes, bonds, debentures or similar instruments made or issued by any of the Acquired Entities, (b) for borrowed money, or (c) for the deferred purchase price of property or services, except for current trade accounts payable incurred in the ordinary course of business of the Acquired Entities which are to be repaid in full not more than one year after the date on which such trade accounts payable are originally incurred, (ii) the face amount of all letters of credit issued for the account of any of the Acquired Entities and all drafts drawn thereunder, (iii) the amount of any payment obligation under any financial lease, (iv) amounts raised by any of the Acquired Entities under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing under the accounting standards applicable to such Acquired Entity, and (v) the amount of any obligation in respect of any guarantee or indemnity provided by any of the Acquired Entities for any of the foregoing items incurred by any other Person.

“Indemnified Claim” shall have the meaning set forth in Section 8.3(g).

“Indemnified Party” shall mean any Person claiming indemnification under any provision of Article VIII.

“Indemnifying Party” shall mean any Person against whom a claim for indemnification is being asserted under any provision of Article VIII.

“Indemnity Reduction Amount” shall have the meaning set forth in Section 8.4(a).

“Instruction Letters” shall have the meaning set forth in Section 2.2.

“Interim Financial Statements” shall have the meaning set forth in Section 4.5.

“IP Rights” shall have the meaning set forth in Section 4.13(a).

“Knowledge” with respect to each Seller, as used in Articles III and IV hereof, shall mean the actual knowledge, of the individuals set forth below opposite such Seller’s name and not any constructive or imputed knowledge of any Seller or any of its respective Affiliates (including the Acquired Entities) or their respective directors, officers, employees, partners, managers, members or other representatives.

Seller	Name	Title
Iberdrola	Antonio Martínez Atienza	Iberdrola representative on the Company Board of Directors
TPS	Juan Villa	TPS representative on the Company Board of Directors
EDP	Miguel Amaro	EDP representative on the Company Board of Directors

“Laws” shall have the meaning set forth in Section 4.9.

“Leased Real Property” shall have the meaning set forth in Section 4.12(b).

“Liens” shall mean all charges, claims, mortgages, liens, pledges, security interests or encumbrances.

“Material Adverse Effect” shall mean any material adverse effect on:

(a) the business, assets, condition (financial or otherwise), prospects or results of operations of the Acquired Entities taken as a whole, except for any such effect resulting from or arising out of or in connection with:

(i) the public announcement of this Agreement;

(ii) the Transactions and any actions taken pursuant to or in accordance with this Agreement;

(iii) changes in, or events or conditions generally affecting, any industry or market in which any of the Acquired Entities operates, except any such changes, events or conditions that have a disproportionate effect on any Acquired Entity relative to other entities operating in such industry or market;

(iv) changes in, or events or conditions affecting, Guatemala or global economy or capital or financial markets generally, except any such changes, events or conditions that have a disproportionate effect on any Acquired Entity relative to other entities operating businesses similar to such Acquired Entity;

(v) changes in applicable Law or the interpretations thereof by any Governmental Authority; or

(vi) changes in applicable accounting principles.

(b) In determining whether there has been a Material Adverse Effect, any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably would be expected to result in a Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Material Adverse Effect.

“Material Contracts” shall have the meaning set forth in Section 4.14(a).

“Owned Real Property” shall have the meaning set forth in Section 4.12(a).

“Permits” shall have the meaning set forth in Section 4.9(b).

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable, (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (c) with respect to the Owned Real Property or Leased Real Property, (i) any conditions shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights of way and any other non monetary encumbrances, (iii) leases, subleases, licenses, and similar rental contracts listed on Section 4.12(b) of the Disclosure Schedule, and (iv) covenants, conditions and restrictions of record, which, in each case, individually or collectively, do not (A) materially impair the value of such Owned Real Property, and/or (B) materially interfere with or otherwise impair the Acquired Entities access to, use of, or operations from any of the Owned Real Property or Leased Real Property, and (d) Liens reflected on the Financial Statements.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Post-Closing Taxes” means any Taxes of or payable by any of the Acquired Entities (including any Company Subsidiary) with respect to a Post-Closing Tax Period.

“Post-Closing Tax Period” means any Tax period (or portion of any Straddle Period) beginning after the Closing Date.

“Pre-Closing Taxes” means any Taxes of or payable by any of the Acquired Entities (including any Company Subsidiary) with respect to a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax period (or portion of any Straddle Period) ending on or before the Closing Date.

“Process Agent” shall have the meaning set forth in Section 9.10.

“Pro Rata Share” shall mean, with respect to a particular Seller or Purchaser, such Seller’s or Purchaser’s percentage ownership of the Acquired Company Shares.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchasers” shall have the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.1.

“Purchaser Tax Act” shall have the meaning set forth in Section 8.1(c).

“Real Property” shall have the meaning set forth in Section 4.12(b).

“Real Property Leases” shall have the meaning set forth in Section 4.12(b).

“Republic” shall mean the Republic of Guatemala.

“Republic Claims” shall mean all claims, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) belonging to any of the Sellers or their respective Affiliates (other than the Acquired Entities) and arising from the actions of the Republic (including, but not limited to, any of the Republic’s political subdivisions, agencies, ministries, partly- or wholly-owned entities, and the individual officers, directors, employees or officials thereof) in assessing EEGSA’s electricity tariffs for the five-year period from 2008-2013.

“Respondent” shall have the meaning set forth in Section 9.8(a).

“Rules” shall have the meaning set forth in Section 9.8(a).

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Shareholders Agreement” shall mean the Shareholders Agreement among the Sellers and the Company.

“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

“Subsidiaries” shall have the meaning set forth in the Recitals.

“Subsidiary Charter Documents” shall have the meaning set forth in Section 4.1(b).

“Subsidiary Shares” shall have the meaning set forth in Section 4.3(b).

“SUC” shall have the meaning set forth in Section 4.5.

“Taxes” shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto , and (b) any liability of a Person for the foregoing as a result of being a member of a consolidated, combined or other Tax group, as a successor or transferee, under applicable Laws, or otherwise.

“Third Party Claim” shall have the meaning set forth in Section 8.3(a).

“Third-Party IP Rights” shall have the meaning set forth in Section 4.13(b)(i).

“TPS Shares” shall have the meaning set forth in the Recitals.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby.

“VAD Claims” shall mean any and all claims of any of the Acquired Entities relating to EEGSA’s electricity tariffs for the five-year period from 2008-2013.

“Year-End Financial Statements” shall have the meaning set forth in Section 4.5.

Section 9.14 Rules of Interpretation. Unless otherwise expressly provided, the following rule of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(b) Number and Gender. Where the context requires, the use of a singular form herein shall include the plural, the use of the plural shall include the singular and the use of any gender shall include any and all genders.

(c) Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Herein. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) Including. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(f) Schedules and Exhibits Generally. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

(g) Disclosure Schedule. The parties acknowledge and agree that any disclosure made with reference to a section of the Disclosure Schedule shall be deemed sufficient for purposes of disclosure in any other section or sections of the Disclosure Schedule that may require disclosure therein to the extent that it is readily apparent that such disclosure is applicable to such other section or sections. The Disclosure Schedule is intended only to qualify and limit the representations, warranties and covenants of each Seller contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants; the disclosures in the Disclosure Schedule may be over-inclusive, considering the materiality standard contained in the section of this Agreement relating to the corresponding section of the Disclosure Schedule and any items or matters disclosed in the Disclosure Schedule are not intended to set or establish standards of materiality different from those set forth in the corresponding section of this Agreement; and the disclosure of any item or information in the Disclosure Schedule is not an admission that such item or information (or any non-disclosed item or information of comparable or greater significance) is material, required to have been disclosed in the Disclosure Schedule, or is of a nature that would reasonably be expected to have a Material Adverse Effect.

(h) References to Articles, Sections, Exhibits or Schedules. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(i) Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.

(j) References to a Person. References to a Person are also to its permitted successors and assigns.

(k) Negotiation and Drafting of Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.15 Specific Performance. In the event of any actual or threatened breach by any of the parties of any of the covenants or agreements in this Agreement, the party who is or is to be thereby aggrieved shall have the right to seek specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any other rights and remedies at law or in equity, subject to Section 8.7. The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

*        *        *        *        *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EMPRESAS PÚBLICAS DE MEDELLÍN E.S.P.

By:	/s/ Federico Restrepo Posada
Name: Federico Restrepo Posada
Title: Gerente General

EPM INVERSIONES S.A.

By:	/s/ Gabriel Jaime Betancourt
Name: Gabriel Jaime Betancourt
Title: Legal Representative

IBERDROLA ENERGÍA, S.A.

By:	/s/ Tomás Guijarro Rojas
/s/ Antonio Martinez Atienza
Name: Tomás Guijarro Rojas
Antonio Martinez Atienza
Title: Apoderados

TPS DE ULTRAMAR LTD.

By:	/s/ Phil L. Barringer
Name: Phil L. Barringer
Title: President

EDP – ENERGIAS DE PORTUGAL, S.A.

By:	/s/ Pedro Pires João
Name: Pedro Pires João
Title: Authorized Representative

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